Exhibit (m)

DISTRIBUTION PLAN

ProFunds ETF Trust

WHEREAS, ProFunds ETF Trust (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and the Trust desires to adopt a Distribution and Service Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 on behalf of the Trust’s Funds (the “Funds”); and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Plan will benefit the Funds and their Shareholders;

NOW, THEREFORE, the Trustees of the Trust hereby adopt this Plan.

Section 1. The Trust has adopted this Plan on behalf of each Fund to enable each Fund to directly or indirectly bear expenses relating to the distribution of the shares of beneficial interest (“Shares”) of the Fund.

Section 2. The Trust may pay the Trust’s distributor (“Distributor”) a fee for distribution and other services provided pursuant to any Distribution Agreement. The Trust also may pay other service providers for services rendered in connection with the sale and promotion of Shares and the furnishing of services to Shareholders. Such services include, but are not limited to, (i) marketing and promotional services, including advertising; (ii) provision of, printing and distributing to persons other than current Shareholders the reports, prospectuses, notices and similar materials that are prepared by the Trust for current Shareholders; (iii) preparing, printing and distributing any literature used in connection with the offering of the Shares and which is not covered by (ii) above; (iv) the promotion and sale of the Shares, including travel, communications and the provision of sales personnel; (v) distribution assistance through financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, and the affiliates and subsidiaries of the Trust’s service providers; and (vi) services to Shareholders, including assistance in answering inquiries related to Shareholder accounts.

Amounts paid or payable by a Fund under this Plan or any agreement related hereto shall not exceed .25% (twenty-five basis points) of the Fund’s average daily net assets.

As of the end of a Fund’s fiscal year, the expenses incurred in connection with the sale and promotion of the Shares and the furnishing of services to Shareholders, as described above, may exceed .25% of the Fund’s average daily net assets. Although the Fund is not permitted to pay any such excess expenses during that same fiscal year, such excess expenses may be reimbursed during any of the Fund’s subsequent three fiscal years, provided and to the extent that the current expenses plus the excess expenses do not exceed the .25% limitation for that subsequent year. All or any portion of such excess expenses may be reimbursed by the Fund during any one or more of the three subsequent fiscal years.

Section 3. This Plan shall not take effect with respect to any Fund until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the Shares of such Fund, if adopted after the public offering of such Shares; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 9 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.

Section 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Such report shall include any division or allocation of expenses between or among Funds.

Section 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

Section 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

Section 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Funds, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.

Section 9. As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

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